Press Release
TechnipFMC Announces Third Quarter 2021 Results

•Subsea inbound orders of $1.1 billion in the quarter, $3.9 billion for first nine months
•Cash flow from operations of $135.9 million; free cash flow of $88.6 million
•Cash and cash equivalents increased to $1.0 billion; net debt reduced by $401 million

NEWCASTLE & HOUSTON, October 20, 2021 — TechnipFMC plc (NYSE: FTI) (Paris: FTI) today reported third quarter 2021 results.
Summary Financial Results from Continuing Operations
Reconciliation of U.S. GAAP to non-GAAP financial measures are provided in financial schedules.

	Three Months Ended			Change
(In millions, except per share amounts)	Sep. 30, 2021	Jun. 30, 2021	Sep. 30, 2020	Sequential	Year-over-Year
Revenue	$1,579.4	$1,668.8	$1,727.5	(5.4%)	(8.6%)
Income (loss)	($40.6)	($174.7)	($64.7)	n/m	n/m
Diluted earnings (loss) per share	$(0.09)	$(0.39)	$(0.14)	n/m	n/m

Adjusted EBITDA	$140.6	$144.3	$121.1	(2.6%)	16.1%
Adjusted EBITDA margin	8.9%	8.6%	7.0%	30 bps	190 bps
Adjusted income (loss)	$(25.0)	$(26.0)	$(19.7)	n/m	n/m
Adjusted diluted earnings (loss) per share	$(0.06)	$(0.06)	$(0.04)	n/m	n/m

Inbound orders	$1,365.9	$1,559.5	$1,814.6	(12.4%)	(24.7%)
Backlog	$7,002.4	$7,312.0	$7,586.9	(4.2%)	(7.7%)

Total Company revenue in the third quarter was $1,579.4 million. Loss from continuing operations attributable to TechnipFMC was $40.6 million, or $0.09 per diluted share. These results included after-tax charges and (credits) totaling $15.6 million of expense, or $0.03 per share, which included the following (Exhibit 6):
•Impairment and other charges of $38 million;
•Restructuring and other charges of $6.1 million; and
•Income from equity investment in Technip Energies of ($28.5) million.
Adjusted loss from continuing operations was $25 million, or $0.06 per diluted share (Exhibit 6). Included in adjusted loss from continuing operations was a loss on early extinguishment of debt of $16 million.
Adjusted EBITDA, which excludes pre-tax charges and credits, was $140.6 million; adjusted EBITDA margin was 8.9 percent (Exhibit 8). Included in adjusted EBITDA was a foreign exchange loss of $6.2 million.

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Doug Pferdehirt, Chairman and CEO of TechnipFMC, stated, “Third quarter results reflect continued strength in operational performance and further support our confidence in achieving full-year financial guidance. We also made progress on our commitments to strengthen our balance sheet and exit our ownership in Technip Energies. With the completion of our most recent sale, we have now sold just over 75% of our original stake in Technip Energies, a portion of which was used to reduce our outstanding debt by $185 million in the quarter.”
Pferdehirt added, “In Subsea, inbound orders were $1.1 billion, bringing the year-to-date segment total to $3.9 billion. The strength of our inbound was driven by direct awards, subsea services, alliance partners and several long-term vessel charters. We continue to forecast order growth through 2022, which is supported by the fourth consecutive quarter of increased project value in our Subsea Opportunity list.”
“In Surface Technologies, inbound orders were $250 million for the quarter. We expect a significant increase in international order activity in the fourth quarter, driven by several multi-year awards.”
Pferdehirt continued, “Subsea inbound growth throughout 2021 partly reflects the momentum we are seeing in Brazil – an important region for TechnipFMC where we have been present for over five decades. During the quarter, we signed three long-term vessel charter contracts with Petrobras. These awards are a leading indicator of the strong demand for flexible pipe in the Brazilian market, where we believe volumes will exceed 700 kilometers per annum over the next three years.”
“In 2018, we created a strategic alliance and made a minority investment in Magma Global, a leader in advanced composite technologies. With the ongoing success of this technology alliance, we were pleased to announce we acquired the remaining 75% interest in Magma Global earlier this month. By combining their proprietary technologies with our flexible pipe, we are advancing the development and qualification of a hybrid flexible pipe solution for use in the Brazilian pre-salt fields.”
Pferdehirt added, “We were also pleased to announce a long-term strategic alliance with Talos Energy to develop and deliver solutions for carbon capture and storage, or CCS. The alliance is an important step for both companies, combining Talos’s offshore operational strength and sub-surface expertise with our long history in subsea engineering, system integration and automation and control. Additionally, we believe that composite technologies from Magma will be a critical enabler to the carbon transportation system. Cultivated through a shared vision to responsibly deliver CCS solutions that will help to reduce the global carbon footprint, this innovative partnership will accelerate offshore CCS adoption with reliable, specialized systems. This type of collaboration, innovation and integration will position TechnipFMC to be a leading provider in carbon transportation and storage.”
Pferdehirt concluded, “Our results reflect a continuation of the strong operational performance that we demonstrated over the first half of the year. Subsea orders have nearly matched the $4 billion inbound in all of 2020, and we remain on track to achieve solid double-digit growth. The acquisition of Magma and our strategic alliance with Talos Energy serve as tangible progress and further demonstrate the impactful role we will play in the energy transition.”

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Operational and Financial Highlights

Subsea

Financial Highlights
Reconciliation of U.S. GAAP to non-GAAP financial measures are provided in financial schedules.

	Three Months Ended			Change
(In millions)	Sep. 30, 2021	Jun. 30, 2021	Sep. 30, 2020	Sequential	Year-over-Year
Revenue	$1,312.1	$1,394.3	$1,501.8	(5.9%)	(12.6%)
Operating profit	$23.5	$72.4	$20.3	(67.5%)	15.8%
Adjusted EBITDA	$146.5	$154.1	$146.0	(4.9%)	0.3%
Adjusted EBITDA margin	11.2%	11.1%	9.7%	10 bps	150 bps

Inbound orders	$1,116.0	$1,291.3	$1,607.1	(13.6%)	(30.6%)
Backlog[1,2,3]	$6,661.4	$6,951.6	$7,218.0	(4.2%)	(7.7%)

Estimated Consolidated Backlog Scheduling (In millions)	Sep. 30, 2021
2021 (3 months)	$931
2022	$3,242
2023 and beyond	$2,488
Total	$6,661
[1] Backlog in the period was decreased by a foreign exchange impact of $94 million.
[2] Backlog does not capture all revenue potential for Subsea Services.
[3] Backlog does not include total Company non-consolidated backlog of $622 million.

Subsea reported third quarter revenue of $1,312.1 million, a decrease of 5.9 percent from the second quarter. Revenue decreased sequentially driven by lower activity in the North Sea and Asia.
Subsea reported an operating profit of $23.5 million. Sequentially, operating results decreased due to higher impairment and other charges and lower revenue. During the quarter, the Company recorded a $36.7 million non-cash impairment to its previous investment in Magma Global, reflecting the purchase price paid for the remaining stake subsequent to the quarter.
Subsea reported adjusted EBITDA of $146.5 million. Adjusted EBITDA decreased 4.9 percent when compared to the second quarter, due to lower revenue. Adjusted EBITDA margin increased 10 basis points to 11.2 percent.
Subsea inbound orders were $1,116 million for the quarter. Book-to-bill in the period was 0.9.

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The following awards were included in the period:
•TechnipFMC and DOF Subsea awarded long-term charter contracts by Petrobras (Brazil)
TechnipFMC and its joint venture partner DOF Subsea awarded significant* long-term charter and services contracts by Petrobras for the pipelay support vessels Skandi Vitória and Skandi Niteroi. The Brazilian-built and flagged vessels are owned by DOFCON Navegação Ltda, a 50/50 JV between TechnipFMC and DOF Subsea. Each contract is for three years, with an option to extend. Operations are expected to begin by February 2022.
*A “significant” contract ranges between $75 million and $250 million.
•TechnipFMC awarded long-term contract by Petrobras (Brazil)
Substantial* long-term charter and services contract from Petrobras for the pipelay support vessel Coral do Atlântico. The Brazilian-registered vessel has been secured on a three-year contract, with an option to extend. Operations offshore Brazil are expected to begin in the second quarter of 2022. Coral do Atlântico is an important component of the Company’s leading flexible pipe ecosystem in Brazil and will mainly be deployed in ultra-deepwater of up to 3,000 meters.
*A “substantial” contract is between $250 million and $500 million.

Partnership and Alliance Highlights

•Acquisition of Remaining Shares of Joint Venture TIOS
TechnipFMC acquired the remaining 49% of shares in TIOS AS, a joint venture between TechnipFMC and Island Offshore Management AS (Island Offshore) formed in 2018. This will accelerate the development of TechnipFMC’s integrated service model focused on maximizing value to our clients.
TIOS provides fully integrated Riserless Light Well Intervention (RLWI) services, including project management and engineering for well completion and intervention operations, riserless coiled tubing, and plug & abandonment, and has serviced over 740 wells globally since 2005.
•Strategic Investment in Loke Marine Minerals to Enable the Energy Transition
TechnipFMC is joining forces with Loke Marine Minerals (Loke) to develop enabling technologies for the extraction of seabed minerals, driving energy transition and a sustainable future. Marine minerals have been identified by the World Bank, World Economic Forum, and International Energy Agency as one of the potential solutions to meet the increasing demand for metals used in electric vehicle batteries, clean energy technologies, and consumer electronics.
Together, Loke and TechnipFMC are developing a patent-pending, autonomous subsea production system that aims to have minimal impact on the environment and positions the company well for potential offshore licensing on the Norwegian Continental Shelf (NCS) and internationally.

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•Acquisition of Magma Global to Accelerate Development of Breakthrough Composite Pipe Technologies for Conventional Energy and CO2 Applications
Subsequent to the third quarter, TechnipFMC completed the acquisition of the outstanding shares of Magma Global (Magma), the leading provider of composite pipe technology to support the Energy Transition.
TechnipFMC originally acquired an interest in Magma in 2018, combining its strong history in flexible pipe technology with Magma’s advanced composite capabilities to develop a disruptive composite pipe solution for the traditional and new energy industries.
Magma’s technology enables the manufacture of Thermoplastic Composite Pipe (TCP) using Polyether Ether Ketone (PEEK) polymer, which is highly resistive to corrosive compounds, such as CO2. When combined with TechnipFMC’s flexible pipe technology, this forms a Hybrid Flexible Pipe (HFP) that will be deployed in the Brazilian pre-salt fields.
Manufactured by a fully automated robotic system, PEEK TCP will also be a critical enabler for both the carbon and hydrogen transportation and storage markets, and particularly offshore applications.
•Strategic Alliance with Talos Energy to Provide Carbon Capture and Storage
Subsequent to the third quarter, TechnipFMC and Talos Energy entered into a long-term strategic alliance to develop and deliver technical and commercial solutions to Carbon Capture and Storage (CCS) projects along the United States Gulf Coast. The alliance combines Talos’s offshore operational strength and sub-surface expertise with TechnipFMC’s extended history in subsea engineering, system integration and automation and control.
Cultivated through a shared vision to responsibly deliver CCS solutions that will help to reduce the global carbon footprint, this innovative partnership will accelerate offshore CCS adoption with reliable, specialized systems.
Under the alliance, the companies will collaborate to progress CCS opportunities through the full lifecycle of storage site characterization, front-end engineering and design (FEED), and first injection through life of field operations. This further advances the companies’ leadership in the emerging Gulf Coast CCS market, building on Talos’s recent successful award as the operator of the only major offshore carbon sequestration hub in the United States.

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Surface Technologies

Financial Highlights
Reconciliation of U.S. GAAP to non-GAAP financial measures are provided in financial schedules.

	Three Months Ended			Change
(In millions)	Sep. 30, 2021	Jun. 30, 2021	Sep. 30, 2020	Sequential	Year-over-Year
Revenue	$267.3	$274.5	$225.7	(2.6%)	18.4%
Operating profit (loss)	$12.1	$12.9	$(7.0)	(6.2%)	n/m
Adjusted EBITDA	$28.4	$30.2	$17.3	(6.0%)	64.2%
Adjusted EBITDA margin	10.6%	11.0%	7.7%	(40 bps)	290 bps

Inbound orders	$249.9	$268.2	$207.5	(6.8%)	20.4%
Backlog	$341.0	$360.4	$368.9	(5.4%)	(7.6%)

Surface Technologies reported third quarter revenue of $267.3 million, a decrease of 2.6 percent from the second quarter. Revenue decreased sequentially primarily due to the timing of large, multi-year international awards, partially offset by increased revenue in North America. The continued growth in North America was driven by higher drilling and completion activity.
Surface Technologies reported operating profit of $12.1 million. Sequentially, operating profit decreased primarily due to lower revenue.
Surface Technologies reported adjusted EBITDA of $28.4 million. Adjusted EBITDA decreased 6 percent when compared to the second quarter, primarily driven by lower revenue. Adjusted EBITDA margin decreased 40 basis points to 10.6 percent.
Inbound orders for the quarter were $249.9 million, a decrease of 6.8 percent sequentially. Book-to-bill was 0.9 in the period. We expect a significant increase in international order activity in the fourth quarter, driven by several multi-year awards.
Backlog ended the period at $341 million. Given the short-cycle nature of the business, orders are generally converted into revenue within twelve months.

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Corporate and Other Items (three months ended, September 30, 2021)
Corporate expense was $29.3 million.
Foreign exchange loss was $6.2 million.
Net interest expense was $39.3 million.
The provision for income taxes was $12.3 million.
Total depreciation and amortization was $96.5 million.
Cash provided by operating activities from continuing operations was $135.9 million. Capital expenditures were $47.3 million. Free cash flow from continuing operations was $88.6 million (Exhibit 11).
The Company ended the period with cash and cash equivalents of $1,034 million; net debt was $1,221.8 million. Net debt declined $401.2 million from the second quarter due in part to a tender offer in September from which we purchased $164.1 million of 6.5% senior notes due 2026. Upon completion of the tender offer in October, we purchased an additional $2.8 million of the outstanding notes (Exhibit 10).

Investment in Technip Energies
The Company completed the partial spin-off of Technip Energies on February 16, 2021. Financial results for Technip Energies are reported as discontinued operations. The Company’s investment in Technip Energies is reflected in current assets at market value.
On July 29, 2021, the Company sold 16 million shares from its retained stake in Technip Energies for gross proceeds of $213.1 million.
On September 3, 2021, the Company announced the sale of 17.6 million shares of its retained stake in Technip Energies to HAL Holding, N.V. (HAL) for gross proceeds of approximately $230 million. The HAL sale was completed in two tranches. The first tranche of 8.6 million shares was sold and settled in September for gross proceeds of $114.4 million. The second tranche of 9.0 million shares was sold in September and is expected to settle before the end of October for gross proceeds of approximately $115 million.
As of September 30, 2021, the Company’s ownership stake was 30.9 million shares, or approximately 17.2% of Technip Energies’ issued and outstanding share capital. Following the completion of the sale of the second tranche to HAL, the Company retains a direct stake of 21.9 million shares, representing 12.3% of Technip Energies’ issued and outstanding share capital.
The Company recognized a gain in the third quarter of $28.5 million from its equity ownership in Technip Energies. The gain was primarily related to the change in market value in the period.

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Additional items
During the quarter, the Company acquired the remaining 49% interest in TIOS AS, a joint venture between the Company and Island Offshore Management AS, for cash consideration of $48.7 million.
In 2018, we entered into a collaboration agreement with Magma Global Ltd. (“Magma Global”) to develop a new generation of hybrid flexible pipe for use in offshore applications. As part of the collaboration, we purchased a 25% ownership stake in Magma Global. In October 2021, we purchased the remaining 75% ownership stake for $64 million. The cash consideration will be paid to the shareholders of Magma Global in three installments.

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2021 Full-Year Financial Guidance1
The Company’s full-year guidance for 2021 can be found in the table below. No updates were made to the previous guidance that was issued on July 21, 2021.
All segment guidance assumes no further material degradation from COVID-19-related impacts. Guidance is based on continuing operations and thus excludes the impact of Technip Energies, which is reported as discontinued operations.

2021 Guidance (As of July 21, 2021)

Subsea	Surface Technologies
Revenue in a range of $5.2 - 5.5 billion	Revenue in a range of $1,050 - 1,250 million

EBITDA margin in a range of 10 - 11% (excluding charges and credits)	EBITDA margin in a range of 10 - 12% (excluding charges and credits)

TechnipFMC
Corporate expense, net $105 - 115 million
(includes depreciation and amortization of ~$5 million)

Net interest expense $135 - 140 million

Tax provision, as reported $85 - 95 million

Capital expenditures approximately $250 million

Free cash flow $120 - 220 million

1 Our guidance measures adjusted EBITDA margin, corporate expense, net, net interest expense and free cash flow are non-GAAP financial measures. We are unable to provide a reconciliation to comparable GAAP financial measures on a forward-looking basis without unreasonable effort because of the unpredictability of the individual components of the most directly comparable GAAP financial measure and the variability of items excluded from each such measure. Such information may have a significant, and potentially unpredictable, impact on our future financial results.

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Analyst Day
The Company will host an Analyst Day on Tuesday, November 16, 2021 in Houston, Texas. The general presentation session will be held from 8:30 a.m. to 12 p.m. Houston time and will be available via webcast (link to be made available prior to event).

Throughout the day, we will share more on how we are leveraging and extending our core competencies of innovation, integration and collaboration to develop both new and novel energy resources offshore.

Following the live webcast, those attending the event in-person will participate in a series of tours showcasing several of the innovative and disruptive technologies that demonstrate how TechnipFMC continues to drive change in the energy industry.

Teleconference
The Company will host a teleconference on Thursday, October 21, 2021 to discuss the third quarter 2021 financial results. The call will begin at 1 p.m. London time (8 a.m. New York time). Webcast access and an accompanying presentation can be found at www.TechnipFMC.com.
An archived audio replay will be available after the event at the same website address. In the event of a disruption of service or technical difficulty during the call, information will be posted on our website.

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###
About TechnipFMC

TechnipFMC is a leading technology provider to the traditional and new energy industries; delivering fully integrated projects, products, and services.

With our proprietary technologies and comprehensive solutions, we are transforming our clients’ project economics, helping them unlock new possibilities to develop energy resources while reducing carbon intensity and supporting their energy transition ambitions.

Organized in two business segments — Subsea and Surface Technologies — we will continue to advance the industry with our pioneering integrated ecosystems (such as iEPCI™, iFEED™ and iComplete™), technology leadership and digital innovation.

Each of our approximately 20,000 employees is driven by a commitment to our clients’ success, and a culture of strong execution, purposeful innovation, and challenging industry conventions.

TechnipFMC uses its website as a channel of distribution of material company information. To learn more about how we are driving change in the industry, go to www.TechnipFMC.com and follow us on Twitter @TechnipFMC.

This communication contains “forward-looking statements” as defined in Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the United States Securities Exchange Act of 1934, as amended. Forward-looking statement usually relate to future events and anticipated revenues, earnings, cash flows, or other aspects of our operations or operating results. Forward-looking statements are often identified by words such as “guidance,” “confident,” “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” “may,” “will,” “likely,” “predicated,” “estimate,” “outlook” and similar expressions, including the negative thereof. The absence of these words, however, does not mean that the statements are not forward-looking. These forward-looking statements are based on our current expectations, beliefs, and assumptions concerning future developments and business conditions and their potential effect on us. While management believes these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All of our forward-looking statements involve risks and uncertainties (some of which are significant or beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections, including unpredictable trends in the demand for and price of crude oil and natural gas; competition and unanticipated changes relating to competitive factors in our industry, including ongoing industry consolidation; the COVID-19 pandemic and its impact on the demand for our products and services; our inability to develop, implement and protect new technologies and services; the cumulative loss of major contracts, customers or alliances; disruptions in the political, regulatory, economic and social conditions of the countries in which we conduct business; the refusal of DTC and Euroclear to act as depository and clearing agencies for our shares; the United Kingdom’s withdrawal from the European Union; the impact of our existing and future indebtedness and the restrictions on our operations by terms of the agreements governing our existing indebtedness; the risks caused by our acquisition and divestiture activities; the risks caused by fixed-price contracts; any delays and cost overruns of new capital asset construction projects for vessels and manufacturing facilities; our failure to deliver our backlog; our reliance on subcontractors, suppliers and our joint venture partners; a failure or breach of our IT infrastructure or that of our subcontractors, suppliers or joint venture partners, including as a result of cyber-attacks; the risks of pirates endangering our maritime employees and assets; potential liabilities inherent in the industries in which we operate or have operated; our failure to comply with numerous laws and regulations, including those related to environmental protection, health and safety, labor and employment, import/export controls, currency exchange, bribery and corruption, taxation, privacy, data protection and data

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security; the additional restrictions on dividend payouts or share repurchases as an English public limited company; uninsured claims and litigation against us, including intellectual property litigation; tax laws, treaties and regulations and any unfavorable findings by relevant tax authorities; the uncertainties related to the anticipated benefits or our future liabilities in connection with the spin-off of Technip Energies (the “Spin-off”); any negative changes in Technip Energies’ results of operations, cash flows and financial position, which impact the value of our remaining investment therein; potential departure of our key managers and employees; adverse seasonal and weather conditions and unfavorable currency exchange rate and risk in connection with our defined benefit pension plan commitments and other risks as discussed in Part I, Item 1A, “Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and Part II, Item 1A, “Risk Factors” of our subsequently filed Quarterly Reports on Form 10-Q.

We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any of our forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, except to the extent required by law.

Contacts

Investor relations

Matt Seinsheimer
Vice President, Investor Relations
Tel: +1 281 260 3665
Email: Matt Seinsheimer

James Davis
Senior Manager, Investor Relations
Tel: +1 281 260 3665
Email: James Davis
Media relations Nicola Cameron Vice President, Corporate Communications Tel: +44 383 742 297 Email: Nicola Cameron Catie Tuley Director, Public Relations Tel: +1 281 591 5405 Email: Catie Tuley

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Exhibit 1
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share data)

	(Unaudited)
	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2021	2021	2020	2021	2020

Revenue	$1,579.4	$1,668.8	$1,727.5	$4,880.2	$4,930.3
Costs and expenses	1,543.4	1,636.3	1,774.9	4,810.5	8,336.0
	36.0	32.5	(47.4)	69.7	(3,405.7)

Other (expense) income, net	(35.9)	11.8	20.8	19.2	29.4
Income (loss) from investment in Technip Energies	28.5	(146.8)	—	351.8	—

Income (loss) before net interest expense and income taxes	28.6	(102.5)	(26.6)	440.7	(3,376.3)
Net interest expense	(39.3)	(35.2)	(23.1)	(109.0)	(72.7)
Loss on early extinguishment of debt	(16.0)	—	—	(39.5)	—

Income (loss) before income taxes	(26.7)	(137.7)	(49.7)	292.2	(3,449.0)
Provision for income taxes	12.3	34.9	9.1	71.7	13.5

Income (loss) from continuing operations	(39.0)	(172.6)	(58.8)	220.5	(3,462.5)
Net income from continuing operations attributable to non-controlling interests	(1.6)	(2.1)	(5.9)	(5.5)	(14.6)
Income (loss) from continuing operations attributable to TechnipFMC plc	(40.6)	(174.7)	(64.7)	215.0	(3,477.1)

Income (loss) from discontinued operations	8.4	7.7	65.2	(44.1)	238.5
Income from discontinued operations attributable to non-controlling interests	—	—	(4.4)	(1.9)	(9.7)
Net income (loss) attributable to TechnipFMC plc	$(32.2)	$(167.0)	$(3.9)	$169.0	$(3,248.3)

Earnings (loss) per share from continuing operations
Basic and diluted	$(0.09)	$(0.39)	$(0.14)	$0.48	$(7.75)
Diluted	$(0.09)	$(0.39)	$(0.14)	$0.47	$(7.75)

Earnings (loss) per share from discontinued operations
Basic and diluted	$0.02	$0.02	$0.14	$(0.10)	$0.51

Earnings (loss) per share attributable to TechnipFMC plc
Basic and diluted	$(0.07)	$(0.37)	$(0.01)	$0.38	$(7.24)
Diluted	$(0.07)	$(0.37)	$(0.01)	$0.37	$(7.24)

Weighted average shares outstanding:
Basic	450.7	450.6	449.4	450.4	448.4
Diluted	450.7	450.6	449.4	454.7	448.4

Cash dividends declared per share	$—	$—	$—	$—	$0.13

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Exhibit 2
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
BUSINESS SEGMENT DATA
(In millions)

	(Unaudited)
	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2021	2021	2020	2021	2020
Revenue

Subsea	$1,312.1	$1,394.3	$1,501.8	$4,092.9	$4,133.4
Surface Technologies	267.3	274.5	225.7	787.3	796.9
	$1,579.4	$1,668.8	$1,727.5	$4,880.2	$4,930.3

Income (loss) before income taxes

Segment operating profit (loss)
Subsea	$23.5	$72.4	$20.3	$132.9	$(2,806.0)
Surface Technologies	12.1	12.9	(7.0)	33.2	(444.4)
Total segment operating profit (loss)	35.6	85.3	13.3	166.1	(3,250.4)

Corporate items
Corporate expense (1)	$(29.3)	$(30.3)	$(25.3)	$(88.4)	$(72.1)
Net interest expense and loss on early extinguishment of debt	(55.3)	(35.2)	(23.1)	(148.5)	(72.7)
Income (loss) from investment in Technip Energies	28.5	(146.8)	—	351.8	—
Foreign exchange gains (losses)	(6.2)	(10.7)	(14.6)	11.2	(53.8)
Total corporate items	(62.3)	(223.0)	(63.0)	126.1	(198.6)

Income (loss) before income taxes (2)	$(26.7)	$(137.7)	$(49.7)	$292.2	$(3,449.0)

(1)    Corporate expense primarily includes corporate staff expenses, share-based compensation expenses, and other employee benefits.
(2)    Includes amounts attributable to non-controlling interests.

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Exhibit 3
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
BUSINESS SEGMENT DATA
(In millions, unaudited)

	Three Months Ended			Nine Months Ended
Inbound Orders (1)	September 30,	June 30,	September 30,	September 30,
	2021	2021	2020	2021	2020

Subsea	$1,116.0	$1,291.3	$1,607.1	$3,926.1	$3,290.9
Surface Technologies	249.9	$268.2	207.5	721.4	760.9
Total inbound orders	$1,365.9	$1,559.5	$1,814.6	$4,647.5	$4,051.8

Order Backlog (2)	September 30, 2021	June 30, 2021	September 30, 2020

Subsea	$6,661.4	$6,951.6	$7,218.0
Surface Technologies	341.0	360.4	368.9
Total order backlog	$7,002.4	$7,312.0	$7,586.9

(1)    Inbound orders represent the estimated sales value of confirmed customer orders received during the reporting period.
(2)    Order backlog is calculated as the estimated sales value of unfilled, confirmed customer orders at the reporting date.

TechnipFMC.com	Page 15 of 25

Exhibit 4
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	(Unaudited)
	September 30, 2021	December 31, 2020

Cash and cash equivalents	$1,034.0	$1,269.2
Trade receivables, net	1,128.9	987.7
Contract assets	1,027.0	886.8
Inventories, net	1,069.8	1,252.8
Other current assets	852.2	1,323.1
Investment in Technip Energies	485.3	—
Current assets of discontinued operations	—	5,725.1
Total current assets	5,597.2	11,444.7

Property, plant and equipment, net	2,619.0	2,756.2
Intangible assets, net	786.4	851.3
Other assets	1,251.0	1,356.9
Non-current assets of discontinued operations	—	3,283.5
Total assets	$10,253.6	$19,692.6

Short-term debt and current portion of long-term debt	$282.2	$624.7
Accounts payable, trade	1,238.0	1,201.0
Contract liabilities	914.6	1,046.8
Other current liabilities	1,256.1	1,446.2
Current liabilities of discontinued operations	—	6,096.5
Total current liabilities	3,690.9	10,415.2

Long-term debt, less current portion	1,973.6	2,835.5
Other liabilities	1,069.7	1,102.6
Non-current liabilities of discontinued operations	—	1,081.3
Redeemable non-controlling interest	—	43.7
TechnipFMC plc stockholders’ equity	3,497.1	4,154.2
Non-controlling interests	22.3	40.4
Non-controlling interests of discontinued operations	—	19.7
Total liabilities and equity	$10,253.6	$19,692.6

TechnipFMC.com	Page 16 of 25

Exhibit 5
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions, unaudited)

(In millions)	Three Months Ended September 30,	Nine Months Ended September 30,
	2021	2021	2020
Cash provided (required) by operating activities
Net income (loss) from continuing operations	$(39.0)	$220.5	$(3,462.5)
Adjustments to reconcile income (loss) from continuing operations to cash provided (required) by operating activities
Depreciation	73.3	219.0	222.3
Amortization	23.2	70.7	76.0
Impairments	1.3	20.9	3,244.7
Employee benefit plan and share-based compensation costs	12.0	22.5	36.3
Deferred income tax benefit, net	(25.0)	(39.0)	(5.8)
Income from investment in Technip Energies	(28.5)	(351.8)	—
Unrealized gains on derivative instruments and foreign exchange	(80.7)	(19.3)	(26.9)
(Income) loss from equity affiliates, net of dividends received	29.8	9.4	(46.5)
Loss on early extinguishment of debt	16.0	39.5	—
Other	(22.9)	(19.0)	(1.9)
Changes in operating assets and liabilities, net of effects of acquisitions
Trade receivables, net and contract assets	33.5	(320.0)	(45.3)
Inventories, net	43.3	165.9	(20.7)
Accounts payable, trade	(30.4)	78.0	(236.0)
Contract liabilities	102.1	(104.8)	(33.3)
Income taxes payable (receivable), net	5.3	178.9	(34.4)
Other current assets and liabilities, net	22.9	57.4	644.9
Other non-current assets and liabilities, net	(0.3)	2.7	(21.2)
Cash provided by operating activities from continuing operations	135.9	231.5	289.7
Cash provided (required) by operating activities from discontinued operations	—	66.3	(187.6)
Cash provided by operating activities	135.9	297.8	102.1

Cash provided (required) by investing activities
Capital expenditures	(47.3)	(131.2)	(227.3)
Proceeds from redemption of debt securities	3.2	27.4	3.9
Payment to acquire debt securities	—	(29.1)	(3.9)
Proceeds from sales of assets	7.0	95.7	23.0
Cash received from divestiture	—	—	2.5
Proceeds from sale of investment in Technip Energies	326.4	784.5	—
Proceeds from repayment of advances to joint venture	—	12.5	12.5
Other	—	—	(1.0)
Cash provided (required) by investing activities from continuing operations	289.3	759.8	(190.3)
Cash required by investing activities from discontinued operations	—	(4.5)	(22.1)
Cash provided (required) by investing activities	289.3	755.3	(212.4)

Cash provided (required) by financing activities
Net decrease in short-term debt	(8.2)	(31.3)	(2.0)
Net decrease in commercial paper	—	(974.3)	(251.3)
Proceeds from issuance of long-term debt	—	1,164.4	223.2
Repayments of long-term debt	(176.4)	(1,242.2)	(423.9)
Dividends paid	—	—	(59.2)
Payments for debt issuance costs	—	(53.5)	—
Acquisition of non-controlling interest	(48.6)	(48.6)	—
Payments related to taxes withheld on share-based compensation	—	(2.4)	(6.4)
Other	(0.3)	(1.4)	—
Cash required by financing activities from continuing operations	(233.5)	(1,189.3)	(519.6)
Cash required by financing activities from discontinued operations	—	(79.1)	(392.2)
Cash required by financing activities	(233.5)	(1,268.4)	(911.8)
Effect of changes in foreign exchange rates on cash and cash equivalents	(12.6)	(19.9)	75.9
Change in cash and cash equivalents	179.1	(235.2)	(946.2)
Cash and cash equivalents, beginning of period	854.9	1,269.2	5,190.2
Cash and cash equivalents, end of period	$1,034.0	$1,034.0	$4,244.0

TechnipFMC.com	Page 17 of 25

Exhibit 6
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, unaudited)

Charges and Credits
In addition to financial results determined in accordance with U.S. generally accepted accounting principles (GAAP), the third quarter 2021 Earnings Release also includes non-GAAP financial measures (as defined in Item 10 of Regulation S-K of the Securities Exchange Act of 1934, as amended) and describes performance on a year-over-year basis against 2020 results and measures. Net income, excluding charges and credits, as well as measures derived from it (including Diluted EPS, excluding charges and credits; Income before net interest expense and taxes, excluding charges and credits ("Adjusted Operating profit"); Depreciation and amortization, excluding charges and credits; Earnings before net interest expense, income taxes, depreciation and amortization, excluding charges and credits ("Adjusted EBITDA"); and net cash) are non-GAAP financial measures. Management believes that the exclusion of charges and credits from these financial measures enables investors and management to more effectively evaluate TechnipFMC's operations and consolidated results of operations period-over-period, and to identify operating trends that could otherwise be masked or misleading to both investors and management by the excluded items. These measures are also used by management as performance measures in determining certain incentive compensation. The foregoing non-GAAP financial measures should be considered by investors in addition to, not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP. The following is a reconciliation of the most comparable financial measures under GAAP to the non-GAAP financial measures.

	Three Months Ended
	September 30, 2021
	Loss from continuing operations attributable to TechnipFMC plc	Income attributable to non-controlling interests from continuing operations	Provision for income taxes	Net interest expense and loss on early extinguishment of debt	Income before net interest expense and income taxes (Operating profit)	Depreciation and amortization	Earnings before net interest expense, income taxes, depreciation and amortization (EBITDA)
TechnipFMC plc, as reported	$(40.6)	$1.6	$12.3	$55.3	$28.6	$96.5	$125.1

Charges and (credits):
Impairment and other charges	38.0	—	—	—	38.0	—	38.0
Restructuring and other charges	6.1	—	(0.1)	—	6.0	—	6.0
Income from investment in Technip Energies	(28.5)	—	—	—	(28.5)	—	(28.5)
Adjusted financial measures	$(25.0)	$1.6	$12.2	$55.3	$44.1	$96.5	$140.6

Diluted loss per share from continuing operations attributable to TechnipFMC plc, as reported	$(0.09)
Adjusted diluted loss per share from continuing operations attributable to TechnipFMC plc	$(0.06)

	Three Months Ended
	June 30, 2021
	Income (loss) from continuing operations attributable to TechnipFMC plc	Income attributable to non-controlling interests from continuing operations	Provision (benefit) for income taxes	Net interest expense	Income (loss) before net interest expense and income taxes (Operating profit)	Depreciation and amortization	Earnings before net interest expense, income taxes, depreciation and amortization (EBITDA)
TechnipFMC plc, as reported	$(174.7)	$2.1	$34.9	$35.2	$(102.5)	$98.0	$(4.5)

Charges and (credits):
Impairment and other charges	0.8	—	—	—	0.8	—	0.8
Restructuring and other charges	1.1	—	0.1	—	1.2	—	1.2
Loss from investment in Technip Energies	146.8	—	—	—	146.8	—	146.8
Adjusted financial measures	$(26.0)	$2.1	$35.0	$35.2	$46.3	$98.0	$144.3

Diluted loss per share from continuing operations attributable to TechnipFMC plc, as reported	$(0.39)
Adjusted diluted loss per share from continuing operations attributable to TechnipFMC plc	$(0.06)

TechnipFMC.com	Page 18 of 25

Exhibit 6
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, unaudited)

	Three Months Ended
	September 30, 2020
	Loss from continuing operations attributable to TechnipFMC plc	Income attributable to non-controlling interests from continuing operations	Provision for income taxes	Net interest expense	Income (loss) before net interest expense and income taxes (Operating profit)	Depreciation and amortization	Earnings before net interest expense, income taxes, depreciation and amortization (EBITDA)
TechnipFMC plc, as reported	$(64.7)	$5.9	$9.1	$23.1	$(26.6)	$94.2	$67.6

Charges and (credits):
Impairment and other charges	19.3	—	3.7	—	23.0	—	23.0
Restructuring and other charges	8.4	—	1.0	—	9.4	—	9.4
Direct COVID-19 expenses	17.3	—	3.8	—	21.1	—	21.1
Adjusted financial measures	$(19.7)	$5.9	$17.6	$23.1	$26.9	$94.2	$121.1

Diluted loss per share from continuing operations attributable to TechnipFMC plc, as reported	$(0.14)
Adjusted diluted loss per share from continuing operations attributable to TechnipFMC plc	$(0.04)

TechnipFMC.com	Page 19 of 25

Exhibit 7
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, unaudited)

Charges and Credits
In addition to financial results determined in accordance with U.S. generally accepted accounting principles (GAAP), the third quarter 2021 Earnings Release also includes non-GAAP financial measures (as defined in Item 10 of Regulation S-K of the Securities Exchange Act of 1934, as amended) and describes performance on a year-over-year basis against 2020 results and measures. Net income, excluding charges and credits, as well as measures derived from it (including Diluted EPS, excluding charges and credits; Income before net interest expense and taxes, excluding charges and credits ("Adjusted Operating profit"); Depreciation and amortization, excluding charges and credits; Earnings before net interest expense, income taxes, depreciation and amortization, excluding charges and credits ("Adjusted EBITDA"); and net cash) are non-GAAP financial measures. Management believes that the exclusion of charges and credits from these financial measures enables investors and management to more effectively evaluate TechnipFMC's operations and consolidated results of operations period-over-period, and to identify operating trends that could otherwise be masked or misleading to both investors and management by the excluded items. These measures are also used by management as performance measures in determining certain incentive compensation. The foregoing non-GAAP financial measures should be considered by investors in addition to, not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP. The following is a reconciliation of the most comparable financial measures under GAAP to the non-GAAP financial measures.

	Nine Months Ended
	September 30, 2021
	Income (loss) from continuing operations attributable to TechnipFMC plc	Income attributable to non-controlling interests from continuing operations	Provision for income taxes	Net interest expense and loss on early extinguishment of debt	Income before net interest expense and income taxes (Operating profit)	Depreciation and amortization	Earnings before net interest expense, income taxes, depreciation and amortization (EBITDA)
TechnipFMC plc, as reported	$215.0	$5.5	$71.7	$148.5	$440.7	$289.7	$730.4

Charges and (credits):
Impairment and other charges	57.6	—	—	—	57.6	—	57.6
Restructuring and other charges	13.7	—	0.2	—	13.9	—	13.9
Income from investment in Technip Energies	(351.8)	—	—	—	(351.8)	—	(351.8)
Adjusted financial measures	$(65.5)	$5.5	$71.9	$148.5	$160.4	$289.7	$450.1

Diluted earnings per share from continuing operations attributable to TechnipFMC plc, as reported	$0.47
Adjusted diluted loss per share from continuing operations attributable to TechnipFMC plc	$(0.14)

	Nine Months Ended
	September 30, 2020
	Loss from continuing operations attributable to TechnipFMC plc	Income attributable to non-controlling interests from continuing operations	Provision for income taxes	Net interest expense	Loss before net interest expense and income taxes (Operating profit)	Depreciation and amortization	Earnings before net interest expense, income taxes, depreciation and amortization (EBITDA)
TechnipFMC plc, as reported	$(3,477.1)	$14.6	$13.5	$72.7	$(3,376.3)	$298.3	$(3,078.0)

Charges and (credits):
Impairment and other charges	3,232.7	—	12.0	—	3,244.7	—	3,244.7
Restructuring and other charges	48.9	—	4.8	—	53.7	—	53.7
Direct COVID-19 expenses	50.9	—	6.9	—	57.8	—	57.8
Purchase price accounting adjustment	6.5	—	2.0	—	8.5	(8.5)	—
Valuation allowance	(3.1)	—	3.1	—	—	—	—
Adjusted financial measures	$(141.2)	$14.6	$42.3	$72.7	$(11.6)	$289.8	$278.2

Diluted loss per share from continuing operations attributable to TechnipFMC plc, as reported	$(7.75)
Adjusted diluted loss per share from continuing operations attributable to TechnipFMC plc	$(0.31)

TechnipFMC.com	Page 20 of 25

Exhibit 8
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, unaudited)

	Three Months Ended
	September 30, 2021
	Subsea	Surface Technologies	Corporate Expense	Foreign Exchange, net and Other	Total
Revenue	$1,312.1	$267.3	$—	$—	$1,579.4

Operating profit (loss), as reported (pre-tax)	$23.5	$12.1	$(29.3)	$22.3	$28.6

Charges and (credits):
Impairment and other charges	38.0	—	—	—	38.0
Restructuring and other charges	5.6	—	0.4	—	6.0
Income from investment in Technip Energies	—	—	—	(28.5)	(28.5)
Subtotal	43.6	—	0.4	(28.5)	15.5

Adjusted Operating profit (loss)	67.1	12.1	(28.9)	(6.2)	44.1

Depreciation and amortization	79.4	16.3	0.8	—	96.5

Adjusted EBITDA	$146.5	$28.4	$(28.1)	$(6.2)	$140.6

Operating profit margin, as reported	1.8%	4.5%			1.8%

Adjusted Operating profit margin	5.1%	4.5%			2.8%

Adjusted EBITDA margin	11.2%	10.6%			8.9%

	Three Months Ended
	June 30, 2021
	Subsea	Surface Technologies	Corporate Expense	Foreign Exchange, net and Other	Total
Revenue	$1,394.3	$274.5	$—	$—	$1,668.8

Operating profit (loss), as reported (pre-tax)	$72.4	$12.9	$(30.3)	$(157.5)	$(102.5)

Charges and (credits):
Impairment and other charges	0.6	0.2	—	—	0.8
Restructuring and other charges	0.4	0.8	—	—	1.2
Loss from investment in Technip Energies	—	—	—	146.8	146.8
Subtotal	1.0	1.0	—	146.8	148.8

Adjusted Operating profit (loss)	73.4	13.9	(30.3)	(10.7)	46.3

Depreciation and amortization	80.7	16.3	1.0	—	98.0

Adjusted EBITDA	$154.1	$30.2	$(29.3)	$(10.7)	$144.3

Operating profit margin, as reported	5.2%	4.7%			-6.1%

Adjusted Operating profit margin	5.3%	5.1%			2.8%

Adjusted EBITDA margin	11.1%	11.0%			8.6%

TechnipFMC.com	Page 21 of 25

Exhibit 8
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, unaudited)

	Three Months Ended
	September 30, 2020
	Subsea	Surface Technologies	Corporate Expense	Foreign Exchange, net	Total
Revenue	$1,501.8	$225.7	$—	$—	$1,727.5

Operating profit (loss), as reported (pre-tax)	$20.3	$(7.0)	$(25.3)	$(14.6)	$(26.6)

Charges and (credits):
Impairment and other charges	17.6	5.4	—	—	23.0
Restructuring and other charges	7.1	0.9	1.4	—	9.4
Direct COVID-19 expenses	18.7	2.4	—	—	21.1
Subtotal	43.4	8.7	1.4	—	53.5

Adjusted Operating profit (loss)	63.7	1.7	(23.9)	(14.6)	26.9

Depreciation and amortization	82.3	15.6	(3.7)	—	94.2

Adjusted EBITDA	$146.0	$17.3	$(27.6)	$(14.6)	$121.1

Operating profit margin, as reported	1.4%	-3.1%			-1.5%

Adjusted Operating profit margin	4.2%	0.8%			1.6%

Adjusted EBITDA margin	9.7%	7.7%			7.0%

TechnipFMC.com	Page 22 of 25

Exhibit 9
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, unaudited)

	Nine Months Ended
	September 30, 2021
	Subsea	Surface Technologies	Corporate Expense	Foreign Exchange, net and Other	Total
Revenue	$4,092.9	$787.3	$—	$—	$4,880.2

Operating profit (loss), as reported (pre-tax)	$132.9	$33.2	$(88.4)	$363.0	$440.7

Charges and (credits):
Impairment and other charges	54.3	0.3	3.0	—	57.6
Restructuring and other charges	10.0	3.5	0.4	—	13.9
Income from investment in Technip Energies	—	—	—	(351.8)	(351.8)
Subtotal	64.3	3.8	3.4	(351.8)	(280.3)

Adjusted Operating profit (loss)	197.2	37.0	(85.0)	11.2	160.4

Depreciation and amortization	238.5	48.5	2.7	—	289.7

Adjusted EBITDA	$435.7	$85.5	$(82.3)	$11.2	$450.1

Operating profit margin, as reported	3.2%	4.2%			9.0%

Adjusted Operating profit margin	4.8%	4.7%			3.3%

Adjusted EBITDA margin	10.6%	10.9%			9.2%

	Nine Months Ended
	September 30, 2020
	Subsea	Surface Technologies	Corporate Expense	Foreign Exchange, net	Total
Revenue	$4,133.4	$796.9	$—	$—	$4,930.3

Operating loss, as reported (pre-tax)	$(2,806.0)	$(444.4)	$(72.1)	$(53.8)	$(3,376.3)

Charges and (credits):
Impairment and other charges	2,826.6	418.1	—	—	3,244.7
Restructuring and other charges	36.1	14.0	3.6	—	53.7
Direct COVID-19 expenses	50.1	7.7	—	—	57.8
Purchase price accounting adjustment	8.5	—	—	—	8.5
Subtotal	2,921.3	439.8	3.6	—	3,364.7

Adjusted Operating profit (loss)	115.3	(4.6)	(68.5)	(53.8)	(11.6)

Adjusted Depreciation and amortization	235.1	54.7	—	—	289.8

Adjusted EBITDA	$350.4	$50.1	$(68.5)	$(53.8)	$278.2

Operating profit margin, as reported	-67.9%	-55.8%			-68.5%

Adjusted Operating profit margin	2.8%	-0.6%			-0.2%

Adjusted EBITDA margin	8.5%	6.3%			5.6%

TechnipFMC.com	Page 23 of 25

Exhibit 10
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, unaudited)

	September 30, 2021	June 30, 2021	December 31, 2020
Cash and cash equivalents	$1,034.0	$854.9	$1,269.2
Short-term debt and current portion of long-term debt	(282.2)	(297.7)	(624.7)
Long-term debt, less current portion	(1,973.6)	(2,180.2)	(2,835.5)
Net debt	$(1,221.8)	$(1,623.0)	$(2,191.0)

Net (debt) cash, is a non-GAAP financial measure reflecting cash and cash equivalents, net of debt. Management uses this non-GAAP financial measure to evaluate our capital structure and financial leverage. We believe net debt, or net cash, is a meaningful financial measure that may assist investors in understanding our financial condition and recognizing underlying trends in our capital structure. Net (debt) cash should not be considered an alternative to, or more meaningful than, cash and cash equivalents as determined in accordance with U.S. GAAP or as an indicator of our operating performance or liquidity.

TechnipFMC.com	Page 24 of 25

Exhibit 11
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, unaudited)

	Three Months Ended September 30,	Nine Months Ended September 30,
	2021	2021	2020
Cash provided by operating activities from continuing operations	$135.9	$231.5	$289.7
Capital expenditures	(47.3)	(131.2)	(227.3)
Free cash flow from continuing operations	$88.6	$100.3	$62.4

Free cash flow (deficit) from continuing operations, is a non-GAAP financial measure and is defined as cash provided by operating activities less capital expenditures. Management uses this non-GAAP financial measure to evaluate our financial condition. We believe from continuing operations, free cash flow (deficit) from continuing operations is a meaningful financial measure that may assist investors in understanding our financial condition and results of operations.

TechnipFMC.com	Page 25 of 25